Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Q1 2021 Revenue Up 33% on Strong Product Demand, International Expansion, Raising Full-Year Outlook

Strong on SaaS: Annual Recurring Revenue up 39% to $242 Million

Dear Shareholders,

We are pleased with our robust start to 2021. Revenue growth of 33% in the quarter exceeded our expectations and drove increased profitability, as we executed upon growing demand for TASER devices and software-heavy body camera bundles. Solid Q1 gross margin reflects a combination of strong TASER demand and fixed-cost leverage on higher-than-expected revenue, which also flowed through to the bottom line.

We are seeing healthy demand for new products, with new products bookings up 130% year over year, driven by productivity and real-time operations software solutions, VR training and transcription services. We are also successfully expanding into new markets, with new market bookings up 35% year over year.

Customers — and increasingly, communities, too — see us as a leader and key partner in the global drive to transform public safety. We hear stories daily about customers using our products to save lives and protect communities. Our software usage metrics are hitting new highs, and customers are enthusiastically supporting our mission to protect life and make the bullet obsolete.

As communities call for more public safety transparency, not only to record all interactions with the public but also to make reporting more transparent, we are helping agencies meet the critical needs of their communities. Our software products such as Axon Performance help agencies manage compliance with body-camera usage policies and foster greater transparency. In fact, data shows that Axon Performance is driving body-camera usage. For example, we’ve documented customers who have improved from recording only about half of their interactions with the public, to recording nearly four out of every five interactions, after implementing Axon Performance software.

“We deployed body-worn cameras to promote transparency and legitimacy in our community and we are committed to being accountable to the community we serve. Axon Performance is a key part of making sure the officers’ cameras are on and recording when they should be. The Performance metrics have allowed officers and supervisors to monitor camera activations, and over the last nine months our activation rates have increased from 54% to 78%.” --Kristofer Jenny, Police Sergeant at Napa Police Department, April 2021

Select Q1 2021 highlights

Our teams are executing on our 2021 strategic priorities of growing our core, scaling new products, unlocking new markets and driving efficiency to fuel growth.

Scaling new products:

Axon Fleet 3 beta trial underway, ALPR demand exceeding expectations: In April, we began beta testing our new AI-powered Automatic License Plate Recognition (ALPR) technology at four agencies. We expect to launch Fleet 3 later this year featuring ALPR notifications and Respond for Devices with location updates and livestreaming. Our Fleet 3 backlog of orders has grown to more than 60 agencies and more than 2,500 vehicles, representing $25 million in bookings and higher-than-expected demand for our premium Fleet 3 bundle that includes subscriptions to both ALPR and Respond live streaming from the Fleet cameras.

Axon Fleet 3 with Advanced License Plate Reading (ALPR)

Axon Fleet 3’s AI-powered camera system for ALPR makes it disruptively affordable enough for agencies to equip every patrol car. ALPR is a software subscription add-on that helps to reduce officer distraction and is useful for finding missing children and recovering stolen vehicles. Axon Fleet 3 will integrate ALPR capability in the dashboard camera of every patrol vehicle, allowing agencies to deploy more coverage at a fraction of the cost. Fleet 3 will also enable real-time telemetry and video streaming capabilities and will be compatible with 5G to leverage low-latency connectivity for enhanced real-time services and direct video offload to the cloud. We are simultaneously addressing industry shortcomings to improve data security, transparency and privacy as declining costs enable more widespread use of the technology.

Baltimore PD on track to become the largest agency to deploy Axon Records: Axon has conducted comprehensive in-person acceptance testing with users representing a diverse range of agency roles. Customer feedback is positive about the product’s ease of use and the increased efficiency that the agency will gain. Training for officers on how to use the new system is underway and we are preparing for launch in the coming weeks.

Respond for Devices momentum continues to grow: Hundreds of agencies representing more than 60,000 sworn officers are now using Respond for Devices each month, including our newest feature, Priority Evidence Upload. This allows officers to immediately upload critical evidence over LTE right from their camera rather than waiting to get back to the station to dock their camera or separately connect to an app on their PC or phone. Moreover, our beta of the AutoTranscribe Digital Notepad lets Respond for Devices customers automatically upload all of the audio from their recordings over LTE. As a result, transcriptions are available immediately, enabling officers to expedite report writing rather than waiting until the end of their shift.

Unlocking new markets:

Growing international pipeline: Our deal pipeline in international markets is robust, with the largest new deal activity in Q1 2021 coming from Canada, the UK, Hungary, Brazil and New Zealand. We achieved exciting milestones in Italy with the municipal police departments of the cities of Venice and Udine becoming the first agencies to equip officers with TASER devices and Axon software licenses, and the local police in Latisana, Riviera Friulana becoming the first city to adopt Axon Fleet 2 along with our Interview solution. Meanwhile, the government of Ontario, Canada became the first province to deploy Axon Evidence across public safety agencies, highlighting the growing utility of our cloud software platform. Additionally, Axon completed a cyber security review from the Australian government, fulfilling a requirement from the country’s federal and defense customers to provide an added level of security and assurances and enabling broader adoption of Axon’s cloud solutions in Australia.

Driving efficiency:

Investments drive TASER device capacity, gross margin improvements: We are building additional manufacturing capacity to support our TASER device and cartridge manufacturing lines, in response to growing International and Federal demand and an increased install base. Investments so far in 2021 have resulted in an approximately 40% capacity increase in TASER 7 propulsion module and cartridge line production capacity, combined with greater per-person efficiency that will generate $1 million in gross cost annual run rate savings on the TASER 7. Thus far in 2021, TASER segment manufacturing and supply chain improvements are on track to result in more than $4 million in gross costs savings this year. Segment gross margins may continue to fluctuate based on customer and product mix.

Leveraging the Axon platform: An update on strategic partnerships and investments

To build the public safety ecosystem of the future, Axon is aligning with other innovators and technology disrupters. Our recently announced strategic partnership with Skydio, for instance, makes Skydio drones and autonomy software solutions available to agencies through Axon. This relationship paves the way for the integration of Skydio’s offerings with Axon’s product suite, which will drive ground-breaking evidence management, real-time situational awareness and scene reconstruction capabilities for agencies.

Axon’s recent partnerships and investments are reflective of our vision to become synonymous with public safety — and equally important, allow us to leverage and expand our platform in a transformative manner. Our expanding ecosystem relationships are driven by our focus on customers and their growing needs for digital evidence management and real-time operations.

●	RapidSOS: In Q1, Axon invested $20 million in RapidSOS and recently completed a strategic partnership that will for the first time unify life-saving data from both Axon and RapidSOS on a single screen – delivering it to 911 telecommunicators and first responders in real-time. This data includes accurate location, medical and other incident-related information from over 350 million connected devices recognized as RapidSOS Ready, such as smart phones, as well as live footage from Axon Body 3 cameras, Axon Fleet cameras and Axon Air Drones. RapidSOS supports more than 4,800 emergency communications centers.
●	Cellebrite: Cellebrite completed a demo integration with Axon Evidence in April. Upon complete integration, Cellebrite’s Pathfinder software will have the option to save device extraction data, such as from a mobile device, laptop, or drone, and the accompanying analytics directly to Axon Evidence. Separately, Axon also has agreed to invest $90 million in Cellebrite via an oversubscribed PIPE transaction in connection with Cellebrite’s business combination with TWC Tech Holdings II Corp., a publicly-traded SPAC sponsored by True Wind Capital. Cellebrite is the market leader in digital intelligence — allowing agencies to collect, review, analyze, and manage investigative data from a broad range of digital sources such as mobile devices and PCs — and its solutions have been purchased by 6,700 public safety agencies and private sector enterprises in over 140 countries, helping millions of investigations globally. Cellebrite's solutions are complementary with Axon's and empower investigators to accelerate justice in legally sanctioned investigations.

Summary of Q1 2021 results:

●	Revenue of $195 million grew 33% year over year, on top of 27% growth in Q1 2020, reflecting strengthened demand across our product lines. Domestic revenue grew 37% in the quarter and international revenue grew 17%.
●	Gross margin of 63.3% improved 310 basis points year over year, and was its highest in 10 quarters, reflecting strong demand for our premium TASER offerings, engineered lower build costs in our TASER segment and fixed-cost leverage.
o	Although we have experienced port constraints and some increases in raw materials costs, we have remained focused on closely monitoring our supply chain, and mitigating impacts to keep our gross margins predictable and our inventory steady. For instance, during the recent global slowdown in manufacturing affected by the blockage in the Suez Canal, we duplicated orders by ocean and air, and worked with suppliers to hold higher buffers for Axon on their shelves. We have also worked to mitigate raw materials cost increases through supplier negotiations and purchasing added non-expiring raw materials. We continue to bolster our strategic relationships in our supply chain, work to identify secondary sourcing, and build in shipping and inventory buffers, which has kept our supply chain execution solid.
●	Operating expenses of $174 million included $88.1 million in stock-based compensation expense.
o	SG&A of $127 million included $71.0 million in stock-based compensation expense.
o	R&D of $47 million included $17.1 million in stock-based compensation expense.
o	We recognized $75 million in expenses related to our eXponential Stock Performance Plan (“XSPP”) and CEO Performance Award in the first quarter. As of Q1 2021, all 12 operational goals are considered probable.
◾	In Q1 2021, $9.8 million of stock-based compensation expense was tied to "catch up" expenses due to a 12th tranche being considered probable of attainment, $41.6 million was tied to acceleration in expected attainment dates, which means the time over which we record expense is shortened, and $6.5 million was tied to achieving a tranche in Q4 2020 that was certified as achieved during Q1 2021.
◾	Since the CEO Performance Award was adopted in 2018, we have expensed $132.4 million of total potential expense of $246.0 million under the plan. Since the XSPP plan was adopted in 2019, we have expensed $94.8 million of total potential expense of $191.5 million currently projected under the plan for XSPP grants issued to date.
◾	For more details about these innovative stock-based compensation plans, which were approved by shareholders and align the interests of management and employees with shareholders, please see our online FAQ at investor.axon.com.

●	GAAP diluted EPS was ($0.75) based on GAAP net loss of $48 million. GAAP EPS was lower by approximately $1.33 due to expenses related to stock-based compensation. Non-GAAP EPS was $0.31.
●	Quarterly Adjusted EBITDA grew 53% year over year to $45.8 million, representing a 23.5% margin on revenue.
●	Cash and cash equivalents and investments totaled $674 million at March 31, 2021. Operating cash flow of $61 million was offset by a $20 million investment in RapidSOS (see strategic partnership update, above) and $10.5 million in capital expenditures.
●	Axon has no debt.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	31 MAR 2021	31 DEC 2020	31 MAR 2020	QoQ		YoY
	(in thousands)
Net sales	$98,999	$135,761	$75,895	(27.1)%		30.4%
Gross margin	66.7%	64.5%	60.1%	220	bp	660	bp
●	TASER segment revenue of $99 million grew 30% year over year on strong demand in the US, Canada and Brazil. The sequential decline is tied to seasonality. Also, Q4 2020 benefitted from a $20 million order from an international customer.
●	Gross margin increased to 66.7%, the highest for the segment since Q3 2018, as we realized the benefits of strong demand for our premium TASER offerings and engineered lower build costs.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 MAR 2021	31 DEC 2020	31 MAR 2020	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$52,436	$50,343	$39,154	4.2%		33.9%
Axon Cloud gross margin	75.1%	77.7%	75.3%	(260)	bp	(20)	bp

Sensors and Other net sales	$43,584	$40,036	$32,113	8.9%		35.7%
Sensors and Other gross margin	41.1%	36.3%	42.0%	480	bp	(90)	bp
●	Axon Cloud revenue grew 34% year over year, reflecting growing adoption of our software features.
●	Axon Cloud gross margin of 75.1% includes expected costs to scale our cloud business. This includes low-to-no margin professional services costs, as well as expenses tied to standing up new cloud environments in new markets and geographies. We expect these factors to pressure gross margins as we further scale our cloud business. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue grew 36% year over year, reflecting healthy demand for our body camera and Fleet hardware.
●	Sensors & Other gross margin was 41.1%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-looking performance indicators:

	31 MAR 2021	31 DEC 2020	30 SEP 2020	30 JUNE 2020	31 MAR 2020
	($ in thousands)
Annual recurring revenue (1)	$242,357	$221,263	$203,815	$183,498	$173,919
Net revenue retention (2)	119%	119%	120%	119%	119%
Total company future contracted revenue (2)	$1,790,000	$1,730,000	$1,510,000	$1,340,000	$1,274,000
Percentage of TASER devices sold on a recurring payment plan	64%	53%	75%	46%	43%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (“ARR”) grew 39% year over year to $242 million. On a sequential basis, ARR increased by $21 million, reflecting robust customer demand for our growing suite of software tools.
●	Net revenue retention was 119% in the quarter, reflecting our ability to deliver additional value to our customers over time and our de minimis annual churn rates. We drive adoption of our cloud software solutions through integrated bundling. We are seeing major cities upgrading their subscriptions at individual net dollar retention rates of 150% to 400% to take advantage of our growing suite of productivity and digital evidence management tools. Our law enforcement agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $1.79 billion. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription was 64% in the quarter. As a reminder, Axon is transitioning its TASER hardware business into a subscription service. Domestic subscription orders were 70% of TASER devices sold in the quarter, reflecting this successful transition. International subscription rates are trending positively, and new markets often start out on a non-subscription basis, and we transition them to subscription over time.

Outlook:

The following forward-looking statements reflect Axon’s expectations as of May 6, 2021, and are subject to risks and uncertainties. As our investments are yielding results ahead of our expectations thus far in 2021, we intend to continue investing for growth.

Our updated 2021 outlook is as follows:

●	We expect to achieve revenue in the range of $780 million to $820 million, which represents a $40 million increase at the midpoint over the $740 million to $780 million expectation communicated in February.
●	We are raising our expectations for Adjusted EBITDA to $140 million to $150 million, up from $125 million to $140 million previously.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but do not affect Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be at least $175 million for the full year. However, as our stock-based compensation expense may fluctuate significantly based on changes in the probability of attaining certain operational metrics or attainment of such metrics and with changes in the expected or actual timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	Our expectations for capital expenditures of approximately $65 million to $70 million in 2021 are unchanged. These include investments to support capacity expansion and automation on TASER device and cartridge manufacturing, and are discussed in greater detail in our Q4 2020 shareholder letter.

●	As we execute upon a scaling global profile and rapid 2021 growth, our early view of the business in 2022 includes approximately $920 million in revenue. We are extremely proud of the high level of execution from our teams that has set us up for continued top-line strength, solid margin performance and increased profitability.

Thank you for joining us on our growth journey,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and webcast

We will host our Q1 2021 earnings conference call webinar on Thursday, May 6 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/92356790862.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all products, and should not be confused with our historical reported measure of Software & Sensors bookings, which excluded TASER-related bookings. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of March 31, 2021. We expect to recognize between 20% - 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).

●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; costs related to business acquisitions and investments in unconsolidated affiliates; costs related to the FTC litigation and pre-tax certain other items (described below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US public safety, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG report at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 249,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Arizona, and a global software engineering hub in Seattle, Washington, as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Cellebrite and the Cellebrite Logo are trademarks of Cellebrite Mobile Synchronization Ltd.; Facebook is a trademark of Facebook, Inc.; LTE is a trademark of the European Telecommunications Standards Institute; RapidSOS and the RapidSOS Logo are service marks of RapidSOS, Inc.; Skydio is a trademark of Skydio, Inc.; True Wind is a trademark of True Wind Capital, L.P.; and Twitter is a trademark of Twitter, Inc. Axon, Axon Evidence, Axon Performance, Fleet, TASER, TASER 7, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us

●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: the impact of the COVID-19 pandemic; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2021 and 2022 full year revenue, Adjusted EBITDA, stock-based compensation expense, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2020. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to both vigorously prosecute its Federal court constitutional case against the FTC and defend the FTC's separate antitrust administrative action against the company.  The Ninth Circuit Court of Appeals has stayed the FTC's administrative hearing that was scheduled to begin in October 2020.

As background, Axon’s Federal court constitutional challenge against the FTC was dismissed in April 2020, without prejudice, for lack of jurisdiction, holding that Axon must first bring its claims through the FTC’s administrative process.

Axon appealed that ruling to the Ninth Circuit (No. 20-15662). In January 2021, a Ninth Circuit panel in a 2-1 split decision affirmed the district court ruling against Axon on the jurisdictional question.

In March 2021, Axon filed a petition for rehearing en banc, which was supported by multiple amicus briefs filed by the Atlantic Legal Foundation, the Washington Legal Foundation, the Americans for Prosperity Foundation, the US Chamber of Commerce, and New Civil Liberties Alliance. The petition argued that the panel’s majority opinion conflicts with both Supreme Court and Ninth Circuit precedent.

The Court denied rehearing but granted Axon’s motion to stay the appellate mandate pending the filing of a certiorari petition with the U.S. Supreme Court. That petition is due by September 13, 2021. The FTC’s administrative case will remain stayed throughout the course of the Supreme Court proceedings.

Links to all Court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

As a reminder, in parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the 2018 acquisition of Vievu was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon

For investor relations information please contact Andrea James and Angel Ambrosio via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED
	31 MAR 2021	31 DEC 2020	31 MAR 2020
Net sales from products	$140,886	$174,116	$107,288
Net sales from services	54,133	52,024	39,874
Net sales	195,019	226,140	147,162
Cost of product sales	58,616	73,624	48,884
Cost of service sales	13,050	11,210	9,670
Cost of sales	71,666	84,834	58,554
Gross margin	123,353	141,306	88,608
Operating expenses:
Sales, general and administrative	126,597	97,523	63,027
Research and development	47,018	38,008	26,381
Total operating expenses	173,615	135,531	89,408
Income (loss) from operations	(50,262)	5,775	(800)
Interest and other income, net	585	3,265	941
Income (loss) before provision for income taxes	(49,677)	9,040	141
Provision for (benefit from) income taxes	(1,760)	(16,794)	(3,933)
Net income (loss)	$(47,917)	$25,834	$4,074
Net income (loss) per common and common equivalent shares:
Basic	$(0.75)	$0.41	$0.07
Diluted	$(0.75)	$0.40	$0.07
Weighted average number of common and common equivalent shares outstanding:
Basic	64,036	63,639	59,609
Diluted	64,036	65,362	60,394

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2021			31 DEC 2020			31 MAR 2020
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$97,302	$43,584	$140,886	$134,080	$40,036	$174,116	$75,175	$32,113	$107,288
Net sales from services (2)	1,697	52,436	54,133	1,681	50,343	52,024	720	39,154	39,874
Net sales	98,999	96,020	195,019	135,761	90,379	226,140	75,895	71,267	147,162
Cost of product sales	32,945	25,671	58,616	48,138	25,486	73,624	30,248	18,636	48,884
Cost of service sales	—	13,050	13,050	—	11,210	11,210	—	9,670	9,670
Cost of sales	32,945	38,721	71,666	48,138	36,696	84,834	30,248	28,306	58,554
Gross margin	66,054	57,299	123,353	87,623	53,683	141,306	45,647	42,961	88,608
Gross margin %	66.7%	59.7%	63.3%	64.5%	59.4%	62.5%	60.1%	60.3%	60.2%

Research and development	9,243	37,775	47,018	5,231	32,777	38,008	3,032	23,349	26,381

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED
	31 MAR	31 MAR	Unit	Percent
	2021	2020	Change	Change
TASER 7	23,360	11,430	11,930	104.4%
TASER X26P	8,229	11,003	(2,774)	(25.2)
TASER X2	8,838	10,478	(1,640)	(15.7)
TASER Pulse	8,686	3,261	5,425	166.4
Cartridges	1,009,760	873,364	136,396	15.6
Axon Body	46,094	39,864	6,230	15.6
Axon Flex	1,565	3,074	(1,509)	(49.1)
Axon Fleet	1,440	2,676	(1,236)	(46.2)
Axon Dock	6,786	5,297	1,489	28.1

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2021	31 DEC 2020	31 MAR 2020
EBITDA and Adjusted EBITDA:
Net income (loss)	$(47,917)	$25,834	$4,074
Depreciation and amortization	4,291	3,531	2,881
Interest expense	5	11	7
Investment interest income	(533)	(929)	(693)
Provision for (benefit from) income taxes	(1,760)	(16,794)	(3,933)
EBITDA	$(45,914)	$11,653	$2,336

Adjustments:
Stock-based compensation expense	$89,610	$53,448	$20,195
Transaction costs related to strategic investments	385	109	833
Loss on disposal and abandonment of intangible assets	11	68	13
Loss on disposal and impairment of property and equipment, net	45	293	517
Costs related to FTC litigation	233	522	6,135
Payroll taxes related to XSPP vesting	1,452	—	—
Unrealized net gain on strategic investment and warrants in unconsolidated affiliate	—	(2,055)	—
Adjusted EBITDA	$45,822	$64,038	$30,029
Net income (loss) as a percentage of net sales	(24.6)%	11.4%	2.8%
Adjusted EBITDA as a percentage of net sales	23.5%	28.3%	20.4%

Stock-based compensation expense:
Cost of product and service sales	$1,489	$1,294	$590
Sales, general and administrative	71,015	43,007	14,970
Research and development	17,106	9,147	4,635
Total	$89,610	$53,448	$20,195

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2021	31 DEC 2020	31 MAR 2020
Non-GAAP net income:
GAAP net income (loss)	$(47,917)	$25,834	$4,074
Non-GAAP adjustments:
Stock-based compensation expense	89,610	53,448	20,195
Loss on disposal and abandonment of intangible assets	11	68	13
Loss on disposal and impairment of property and equipment, net	45	293	517
Transaction costs related to strategic investments	385	109	833
Costs related to FTC litigation	233	522	6,135
Unrealized net gain on strategic investment and warrants in unconsolidated affiliate	—	(2,055)	—
Payroll taxes related to XSPP vesting	1,452	—	—
Income tax effects	(22,780)	(13,172)	(7,837)
Non-GAAP net income	$21,039	$65,047	$23,930

	THREE MONTHS ENDED
	31 MAR 2021	31 DEC 2020	31 MAR 2020
Non-GAAP diluted earnings per share:
GAAP diluted earnings (loss) per share	$(0.75)	$0.40	$0.07
Non-GAAP adjustments:
Stock-based compensation expense	1.33	0.82	0.33
Loss on disposal and abandonment of intangible assets	0.00	0.00	0.00
Loss on disposal and impairment of property and equipment, net	0.00	0.00	0.01
Transaction costs related to strategic investments	0.01	0.00	0.01
Costs related to FTC litigation	0.00	0.01	0.10
Unrealized net gain on strategic investment and warrants in unconsolidated affiliate	—	(0.03)	—
Payroll taxes related to XSPP vesting	0.02	—	—
Income tax effects	(0.34)	(0.20)	(0.13)
Non-GAAP diluted earnings per share (1)	$0.31	$1.00	$0.40

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	67,392	65,362	60,394

(1)	The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 MAR 2021	31 DEC 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$154,822	$155,440
Short-term investments	440,842	406,525
Accounts and notes receivable, net	185,373	229,201
Contract assets, net	72,472	63,945
Inventory, net	89,657	89,958
Prepaid expenses and other current assets	43,063	36,883
Total current assets	986,229	981,952

Property and equipment, net	112,119	105,494
Deferred tax assets, net	46,403	45,770
Intangible assets, net	8,642	9,448
Goodwill	25,194	25,205
Long-term investments	78,464	90,681
Long-term notes receivable, net	18,546	22,457
Long-term contract assets, net	26,341	20,099
Other assets	102,920	79,917
Total assets	$1,404,858	$1,381,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	19,791	24,142
Accrued liabilities	41,097	59,843
Current portion of deferred revenue	165,086	163,959
Customer deposits	8,134	2,956
Other current liabilities	5,667	5,431
Total current liabilities	239,775	256,331

Deferred revenue, net of current portion	116,107	111,222
Liability for unrecognized tax benefits	4,697	4,503
Long-term deferred compensation	4,825	4,732
Deferred tax liability, net	684	649
Other long-term liabilities	27,866	27,331
Total liabilities	393,954	404,768

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,044,724	962,159
Treasury stock	(155,947)	(155,947)
Retained earnings	121,984	169,901
Accumulated other comprehensive income	142	141
Total stockholders’ equity	1,010,904	976,255
Total liabilities and stockholders’ equity	$1,404,858	$1,381,023

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2021	31 DEC 2020	31 MAR 2020
Cash flows from operating activities:
Net income (loss)	$(47,917)	$25,834	$4,074
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,291	3,531	2,881
Loss on disposal and abandonment of intangible assets	11	68	13
Loss on disposal and impairment of property and equipment, net	45	293	517
Stock-based compensation	89,610	53,448	20,195
Deferred income taxes	(598)	(4,858)	(1,548)
Unrecognized tax benefits	194	98	341
Other noncash	2,615	2,876	1,156
Provision for expected credit losses	(335)	526	902
Change in assets and liabilities:
Accounts and notes receivable and contract assets	31,298	(59,211)	(9,700)
Inventory	520	7,215	(8,630)
Prepaid expenses and other assets	(6,952)	(10,063)	2,277
Accounts payable, accrued liabilities and other liabilities	(18,062)	(16,479)	(3,562)
Deferred revenue	6,219	31,040	4,499
Net cash provided by operating activities	60,939	34,318	13,415
Cash flows from investing activities:
Purchases of investments	(155,825)	(139,835)	(99,512)
Proceeds from call / maturity of investments	132,254	92,640	84,315
Purchases of property and equipment	(10,521)	(6,606)	(2,209)
Purchases of intangible assets	(41)	(64)	(45)
Proceeds of disposal from property and equipment	10	1	78
Strategic investments	(20,000)	(2,368)	(4,700)
Net cash used in investing activities	(54,123)	(56,232)	(22,073)
Cash flows from financing activities:
Proceeds from options exercised	—	—	28
Income and payroll tax payments for net-settled stock awards	(7,045)	(923)	(5,190)
Net cash used in financing activities	(7,045)	(923)	(5,162)
Effect of exchange rate changes on cash and cash equivalents	(392)	2,279	(1,890)
Net decrease in cash and cash equivalents and restricted cash	(621)	(20,558)	(15,710)
Cash and cash equivalents and restricted cash, beginning of period	155,551	176,109	172,355
Cash and cash equivalents and restricted cash, end of period	$154,930	$155,551	$156,645

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2021	31 DEC 2020	31 MAR 2020
Net cash provided by operating activities	$60,939	$34,318	$13,415
Purchases of property and equipment	(10,521)	(6,606)	(2,209)
Purchases of intangible assets	(41)	(64)	(45)
Free cash flow, a non-GAAP measure	$50,377	$27,648	$11,161

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 MAR 2021	31 DEC 2020
	(Unaudited)
Cash and cash equivalents	$154,822	$155,440
Short-term investments	440,842	406,525
Long-term investments	78,464	90,681
Total cash and cash equivalents and investments, net	$674,128	$652,646